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                                AMENDMENT NO. 1
                                      TO
                        REAL ESTATE PURCHASE AGREEMENT

     THIS AMENDMENT NO. 1 TO REAL ESTATE PURCHASE AGREEMENT (this "Amendment") is made and entered into this 8th day of April, 1997, among T & B LEASING, a North Carolina general partnership ("Seller"); THOMAS FICKLING and WILLIAM PRENTICE (collectively referred to as the "Partners"), and CASTLE PROPERTIES, L.L.C., a Delaware limited liability company ("Purchaser").

                               R E C I T A L S:

     WHEREAS, Seller, the Partners and Purchaser entered into a Real Estate Purchase Agreement, dated March 7, 1997 (the "Agreement");

     WHEREAS, Seller's and the Partners' representations erroneously provided that Seller owns the real estate and improvements for thirteen (13) Burger King(R) restaurants and the improvements only on two (2) other Burger King(R) restaurants;

     WHEREAS, the parties desire to amend the Agreement to provide that Seller owns the real estate and improvements for twelve (12) Burger King(R) restaurants and the improvements only on three (3) other Burger King(R) restaurants and to otherwise more closely reflect the parties' intentions.

     NOW THEREFORE, in consideration of the Recitals, which shall be deemed to be a substantive part of this Amendment, and the mutual covenants, promises, agreements, representations and warranties contained in this Amendment, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

     1. Definitions of Terms; Section References. Capitalized terms used without definition herein shall have the meanings assigned to them in the Agreement. Unless the context requires otherwise, section references herein refer to sections in the Agreement.

     2. Real Property Purchased. Purchaser acknowledges that Exhibit 1.1 attached to the Agreement will contain legal descriptions of twelve (12) parcels of real property, owned in fee simple by Seller, upon which Restaurants are situated, and three (3) parcels of real property leased by Seller on which Improvements owned by Seller are situated. The parties hereto agree that Seller owns the Improvements at Burger King Restaurant No. 3173, located at 1004 East Cumberland, Dunn, North Carolina, but that Seller leases the land on which such Restaurant is situated.

     3. Purchase Price Amended. The parties hereto agree that the Purchase Price is hereby amended to be Fourteen Million One Hundred Four Thousand Seven Hundred Forty One and no/100 Dollars ($14,104,741.00).

     4. Time Periods Adjusted. The following time periods and deadlines are adjusted as follows:

          a. In Section 5.1.12, the deadline for delivery of the Commitments is hereby extended to April 17, 1997.

          b. In Section 5.1.13, the deadline for delivery of the Surveys is hereby extended to April 17, 1997.

          c. In Section 5.1.14, the time period is hereby extended to 20 business days.

          d. In Section 5.2, the deadline for Purchaser to notify Seller in writing of any title exceptions identified in the Commitments and/or matters reflected in the Surveys of which Purchaser disapproves is hereby extended to May 9, 1997.

          e. In Section 7.2.9, the Inspection Deadline is hereby extended to May 9, 1997.
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          f.   In Section 7.2.10, the period for review of Seller's financial and accounting system and the Financial Statements, and for raising or resolving any objections thereto, is hereby extended to May 9, 1997.

     5.   Amendments to Text.

          a. The last sentence of Section 3.2 is hereby amended in its entirety to read as follows: "Except as disclosed on Exhibit 3.2, Seller is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of Seller's partnership agreement, as amended to the date of this Agreement, or other governing documents (the "Governing Documents"), or, to the best of Seller's knowledge, any agreement to which it is a party.

          b. The first sentence of Section 3.13 is hereby amended in its entirety to read as follows: "Except for the Assumed Contracts, service contracts that will be canceled as of the Closing Date, or as set forth on Exhibit 3.13, there are no leases, contracts, licenses, agreements or other commitments of Seller as obligor involving a liability, obligation, contingent liability or contingent obligation in excess of $5,000 per Restaurant."

          c.   Exhibit 3.13 is hereby added to the Exhibit List.

     6. Scope. To the extent not amended or modified herein, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment, with the intention of making it a valid and binding instrument, on the date first above written.

                                         Seller:

                                         T & B LEASING


                                         By:
                                             ----------------------------------
                                                              , General Partner
                                         ---------------------

                                         Partners:


                                         ---------------------------------------
                                         Thomas Fickling


                                         ---------------------------------------
                                         William Prentice

                                         Purchaser:

                                         CASTLE PROPERTIES, L.L.C.

                                         By:
                                             ----------------------------------
                                             Lawrence E. Jaro, Manager

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